Exhibit 99.1

News Release
Transdel Pharmaceuticals Closes $1 Million Debt Financing
— Company Provides Update on Recent Accomplishments —
LA JOLLA, CA — April 8, 2010 — Transdel Pharmaceuticals, Inc. (OTCBB: TDLP), a specialty pharmaceutical company focused on developing topically administered products using its proprietary transdermal delivery platform, today announced that it has completed a private debt financing of $1 million.
The Company issued a senior convertible promissory note with an annual interest rate of 7.5 percent to an existing shareholder. The note has a two-year term. The Company has a right to prepay the note at any time upon providing written notice to the holder. At any time prior to the Company’s repayment of the note, the holder may convert all or any part of the outstanding principal and accrued interest on the note into shares of the Company’s common stock at a conversion rate of $1.00 per share.
“We are pleased by the continued support from our shareholders. This financing provides us with additional resources to continue planning the second Phase 3 clinical study for our lead topical pain drug, Ketotransdel® as well as continue our ongoing partner discussions for Ketotransdel® with U.S. and foreign based companies,” said John Lomoro, Acting Chief Executive Officer and Chief Financial Officer. “During 2010, we plan to raise additional funding through either partnership arrangements or further equity or debt financings to complete the Phase 3 clinical program for Ketotransdel®.”
Separately, Transdel highlighted its accomplishments during 2009, underscored by the completion of the first Phase 3 clinical study for Ketotransdel®. Significant achievements that occurred recently or during 2009 include:
Ketotransdel®
•	In October 2009, the Company announced top-line results from the Phase 3 clinical study of Ketotransdel®, a topical cream based non-steroidal anti-inflammatory drug for acute pain. The 364 patient study demonstrated statistical significance in its primary endpoint in the per protocol analysis and was favorable for Ketotransdel® in the Intent-To Treat (ITT) Analysis. Ketotransdel® also demonstrated an excellent safety and tolerability profile.

•	In January 2010, the Company reported the results of its further in-depth analyses of the ITT data from the Ketotransdel® Phase 3 study. For the modified ITT analysis, the Company identified 35 patients who did not meet study entry criteria at the time of randomization. Excluding the data from these patients who should not have been randomized into the study based on information that was not known at the time of enrollment, the study demonstrated statistical significance (p<0.038) on the primary efficacy endpoint. This analysis was confirmed by a third-party statistical expert.
Anti-Cellulite Cosmeceutical Product
•	In June 2009, the Company announced that it had entered into a licensing agreement providing JH Direct, LLC with the exclusive worldwide rights to the Company’s anti-cellulite cosmeceutical product which utilizes the Transdel™ patented transdermal delivery system technology. The Company anticipates that JH Direct will launch the anti-cellulite product through a direct response television campaign during the second half of 2010.

Management
•	The Company added two experienced pharmaceutical executives to the management team with the appointment of Joachim P.H. Schupp, M.D. as Chief Medical Officer and Terry Nida as Chief Business Officer. In addition, John Lomoro, the Company’s Chief Financial Officer, is serving as Acting Chief Executive Officer as the Board of Directors undertakes a search for a permanent Chief Executive Officer. This expanded management team more fully positions the Company as it focuses on commercial opportunities for its proprietary product candidates and novel Transdel™ drug delivery system.
About Transdel Pharmaceuticals, Inc.
Transdel Pharmaceuticals, Inc. (OTCBB: TDLP) is a specialty pharmaceutical company developing non-invasive, topically delivered products. The Company’s innovative-patented TransdelTM cream formulation technology is designed to facilitate the effective penetration of a variety of products through the tough skin barrier. Ketotransdel®, the Company’s lead pain product, has completed a Phase 3 clinical trial and utilizes the TransdelTM technology to deliver the active drug, ketoprofen, a non-steroidal anti-inflammatory drug through the skin directly into the underlying tissues where the drug exerts its well-known anti-inflammatory and analgesic effects. The Company intends to leverage its TransdelTM platform technology to expand and create a portfolio of topical products for a variety of indications. The Company is actively pursuing partnerships with companies to expand its product portfolio for pharmaceutical and cosmetic/cosmeceutical products. For more information, please visit http://www.transdelpharma.com.
Safe Harbor Statement
The Company cautions you that the statements included in this press release that are not a description of historical facts are forward-looking statements. These include statements regarding: the Company’s interpretation of the results of its Phase 3 clinical trial for Ketotransdel®; the Company’s ability to obtain regulatory approval to market Ketotransdel; and the Company’s ability to complete additional development activities for products utilizing its proprietary transdermal delivery platform. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in the Company’s business, including, without limitation: the outcome of the final analyses of the data from the Phase 3 clinical trial may vary from the Company’s initial conclusions; the FDA may not agree with the Company’s interpretation of such results or may challenge the adequacy of the Company’s clinical trial design or the execution of the clinical trial; the FDA may continue to require the Company to complete additional clinical trials for Ketotransdel® before the Company can submit a 505(b)(2) NDA application; the results of any future clinical trials may not be favorable and the Company may never receive regulatory approval for Ketotransdel®; and the Company’s current need to raise additional funding to complete its product development plans. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q filed with the SEC. Such documents may be read free of charge on the SEC’s web site at www.sec.gov. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Contact:
John Lomoro, Acting Chief Executive Officer and Chief Financial Officer
Transdel Pharmaceuticals, Inc.
858-457-5300
johnl@transdelpharma.com